Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Alzamend Neuro, Inc. of our report dated July 27, 2023 (which includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), relating to the financial statements of Alzamend Neuro, Inc. appearing in the Report on Form 10-K of Alzamend Neuro, Inc. as of and for the year ended April 30, 2023.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Baker Tilly US, LLP

San Diego, California

August 2, 2023